Exhibit 4.9

AMENDMENT TO LONG TERM VESTING TRUST

                AMENDMENT TO LONG TERM VESTING TRUST, dated as of September 19, 2002 (this “Amendment”), by and between Fog Cutter Capital Group Inc. (the “Company”) and Andrew A. Wiederhorn, Don Coleman and David Dale-Johnson (hereinafter referred to, individually and collectively, as the “Trustee” or “Trustees”).

                WHEREAS, the Company and the Trustees or former Trustees entered into the Fog Cutter Long Term Vesting Trust made as of the 1st day of October, 2000 by and between the Company and the Trustees or former Trustees (the “Original Agreement”); and

                WHEREAS, the Original Agreement was overly restrictive with respect to investing cash balances and the parties wish to allow the Trustees greater flexibility; and

                WHEREAS, the Original Agreement may be amended pursuant to the provisions of Section 10(a) thereof;

                NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                Section 1.              General.

                (a)           Rules of Construction.        For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Original Agreement.

                (b)           Relation to the Original Agreement.         This Amendment constitutes an integral part of the Original Agreement.

                Section 2.              Amendment.         Section 3 of the Original Agreement is hereby amended by deleting the second sentence of that section and replacing it with the following sentence:

                                “Notwithstanding the foregoing, Trust assets may be invested in public and private equity securities, bonds, notes or other debt securities, short-term money market funds or other cash equivalents.”

Section 3.              Miscellaneous.

                (a)           Ratification.           The Original Agreement, as supplemented and amended by this Amendment, is in all other respects hereby adopted, ratified and confirmed.

                (b)           Counterparts.        This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                (c)           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made between residents of that state, entered into and to be wholly performed within that state.

[SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, parties have executed this Amendment as of the date first written above.

FOG CUTTER CAPITAL GROUP INC.

By:	/s/ Don H. Coleman

TRUSTEE

By:	/s/ Andrew A. Wiederhorn

TRUSTEE

By:	/s/ David Dale-Johnson